Exhibit 5.2

March 31, 2010

Diageo plc,

Lakeside Drive, Park Royal,

London NW10 7HQ, England.

Diageo Capital plc,

Edinburgh Park, 5 Lochside Way,

Edinburgh EH12 9DT, Scotland.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $1,000,000,000 aggregate principal amount of Notes due 2020 (the “Notes”) of Diageo Capital plc, a Scottish corporation (the “Issuer”), and the guarantees (the “Guarantees”) of Diageo plc, an English corporation (the “Guarantor”), endorsed upon the Notes, to be issued in exchange for up to $1,000,000,000 aggregate principal amount of the Issuer’s outstanding 7.375% Notes due 2014 and the guarantees of the Guarantor endorsed thereon and pursuant to the indenture among the Issuer, the Guarantor and Citibank, N.A., dated August 3, 1998, as amended by an Agreement of Resignation, Appointment and Acceptance among the Issuer, the Guarantor, The Bank of New York and Citibank N.A. (the “Indenture”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the registration statement, as amended, relating to the Notes and the Guarantees (the “Registration Statement”) has become effective under the Act, the terms of the Notes and the Guarantees and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Issuer or the Guarantor and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Issuer or the Guarantor and the Notes and the Guarantees have been duly executed and, in the case of the Notes, authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Notes will constitute valid and legally binding obligations of the Issuer and the Guarantees will constitute valid and legally binding obligations of the Guarantor, subject in each case to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  For purposes of our opinion, we have assumed that (i) the Guarantor has been duly incorporated and is an existing company under the laws of England and Wales and (ii) the Indenture has been duly authorized, executed and delivered by the Guarantor insofar as the laws of England are concerned.  With respect to all matters of English law, we note that you are being provided with the opinion, dated March 30, 2010, of Slaughter and May, English counsel to the Guarantor.  For purposes of our opinion, we have also assumed that (i) the Issuer has been duly incorporated and is an existing company under the laws of Scotland and (ii) the Indenture has been duly authorized, executed and delivered by the Issuer insofar as the laws of Scotland are concerned.  With respect to all matters of Scottish law, we note that you are being provided with the opinion, dated the date hereof, of Morton Fraser LLP, Scottish counsel to the Issuer and the Guarantor.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Issuer and the Guarantor and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement under cover of Form F-4 and to the references to us under the heading “Validity of the New Notes and Guarantees” in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP